POWER OF ATTORNEY

I hereby appoint Edward A. Quint, Jeffrey Cass, F. Morgan Gasior, Patricia Smith Lawler or Elizabeth Doolan act as my true and lawful  attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Quint, Cass or Gasior or Mses. Smith Lawler or Doolan in writing that his or her authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on December 18, 2020.

By	/s/ Debra Zukonik
Debra Zukonik

In presence of	/s/ Heather Murry

at          Rockwall, Texas
 City        State